Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), each of the undersigned hereby agrees that (i) a statement on Schedule 13D with respect to the common stock, $0.001 par value per share (“Common Stock”), of LM Funding America, Inc. (the “Company”) (including amendments thereto) shall be filed on behalf of each of the undersigned, and (ii) this Joint Filing Agreement shall be included as an exhibit to such joint filing, provided that, as provided by Rule 13d-1(k)(1)(ii) promulgated under the Exchange Act, no person shall be responsible for the completeness or accuracy of the information concerning the other person making the filing unless such person knows or has reason to believe that such information is inaccurate. This Joint Filing Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned hereby execute this Joint Filing Agreement as of this 26th day of October, 2015.

/s/ Bruce M. Rodgers
Bruce M. Rodgers

/s/ Carollinn Gould
Carollinn Gould

CGR63, LLC

By:	/s/ Carollinn Gould
	Name:	Carollinn Gould
	Title:	Manager

BRR Holding, LLC

By:	/s/ Carollinn Gould
	Name:	Carollinn Gould
	Title:	Manager